Exhibit 99

Farmers & Merchants Bancorp (FMCB)
Reports Record Third Quarter 2025 Earnings

Third Quarter 2025 Highlights

◾	Net income of $23.7 million, an increase of $1.6 million or 7.22% compared to the third quarter of 2024;

◾	Basic earnings per share of $34.24 and diluted earnings per share of $33.92; diluted earnings per share up 13.22% compared to the third quarter of 2024;

◾
Diluted earnings per share of $130.83 over the trailing twelve months, up 10.4% compared to $118.46 over the same trailing period a year ago and up 14.6% compared to $114.13 for the same period two years ago;

◾	Tangible book value per share increased 9.8% to $877.13 compared to $799.04 as of September 30, 2024;

◾	Achieved a return on average assets of 1.70% and a return on average equity of 15.10%;

◾
Net interest income of $55.4 million, up $3.4 million or 6.6% compared to $52.0 million in the third quarter of 2024; net interest margin (tax equivalent basis) of 4.16%, up from 4.07% in the third quarter of 2024;

◾	Continued cost discipline resulted in an efficiency ratio of 46.48%;

◾
Liquidity position remains strong with $172.6 million in cash, $1.6 billion in investment securities, of which $870.2 million are available-for-sale, no borrowings and a borrowing capacity of $2.1 billion as of September 30, 2025;

◾
Continued to grow our solid capital position with a preliminary total risk-based capital ratio of 15.76%, a common equity tier 1 ratio of 14.28%, a tier 1 leverage ratio of 11.60% and a tangible common equity ratio of 11.26%;

◾
Credit quality remains resilient with an allowance for credit losses on loans and leases of 2.10%; a net charge-off ratio of 0.03% for the quarter; and a non-accrual loan and leases ratio of 0.03% at quarter-end.

Exhibit 99
Farmers & Merchants Bancorp (OTCQX: FMCB) (the “Company” or “FMCB”), the parent company of Farmers & Merchants Bank of Central California (the “Bank” or “F&M Bank”), reported record third quarter net income of $23.7 million, or $33.92 per diluted common share compared with $22.1 million, or $29.96 per diluted common share, for the third quarter of 2024 and $23.1 million, or $32.94 per diluted common share, for the second quarter of 2025. The record third quarter net income is the highest quarterly net income in the history of the Company. The annualized return on average assets was 1.70% and the return on average equity was 15.10% for the third quarter of 2025 compared with 1.65% and 15.03% for the third quarter of 2024, and 1.65% and 15.09% for the second quarter of 2025, respectively. The expense efficiency ratio for third quarter was 46.48% down from 47.63% for the third quarter of 2024 and up from 44.88% for the second quarter of 2025.

Net income over the trailing twelve months was $91.6 million compared with $88.0 million for the same trailing period a year earlier. Diluted earnings per share over the trailing twelve months totaled $130.83, up 10.4% compared with $118.46 for the same trailing period a year ago and up 14.6% compared with $114.13 for the same period two years ago. Basic earnings per share over the trailing twelve months totaled $131.29, up 10.8% compared with $118.46 for the same trailing period a year ago and up 15.0% compared with $114.13 for the same period two years ago.

CEO Commentary

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President and Chief Executive Officer, stated, “We are very pleased with the Company’s financial performance in the third quarter of 2025, highlighted by record third quarter net income of $23.7 million, a return on average assets of 1.70%, and a return on average equity of 15.10%. Net income for the first nine months of 2025 of $69.8 million is the best-performing nine-month period in the history of the Company. We achieved these impressive results while continuing to maintain a strong liquidity position and balance sheet at quarter-end with $172.6 million in cash, $1.6 billion in investment securities, of which $870.2 million are available-for-sale, no borrowings and access to $2.1 billion in borrowing capacity, while maintaining a conservative loan-to-deposit ratio of 74.16%. Capital levels continued to grow and were significantly above the regulatory thresholds for “well-capitalized” banks at quarter-end. Total deposits increased $185.9 million, or 4.0%, to $4.9 billion at September 30, 2025, compared to December 31, 2024, as we continued our focus on growing deposits with our longstanding client relationships and developing new client relationships. Gross loans and leases were $3.6 billion at the end of the third quarter, down $67.6 million or 1.8% from December 31, 2024, with most of the decrease coming in the first quarter of 2025 before growth in the second quarter followed by a relatively flat third quarter, as we continued to prioritize risk appropriate loan pricing and loan structure over loan growth. Given the unprecedented length of the inverted yield curve, together with the lack of movement in either the long or short term market interest rates, we believe market rates are not providing sufficient net interest margin to adequately compensate for duration risk on loans. Thus, we have favored investing in lower risk government guaranteed securities rather than loans with duration. These current market pricing conditions could exist for some time making it challenging to maintain and grow loans without reducing current loan portfolio spreads. Credit quality remained resilient as we continued to work closely with our borrowers while they work through the current economic cycle, particularly in a few agricultural products adversely impacted by negative conditions in the export market. Our Company remains in excellent financial condition, continues to perform at a high-level and is well positioned to navigate the challenges ahead as we have for the past 109 years.”

Exhibit 99
Earnings

Net interest income for the quarter ended September 30, 2025, was $55.4 million compared with $52.0 million in the same quarter in 2024 and $53.9 million in the second quarter of 2025. Net interest income for the nine months ended September 30, 2025, was $162.4 million, an increase of $7.9 million, or 5.1%, when compared with $154.5 million for the same period in 2024. The Company’s net interest margin increased to 4.14% for the nine months ended September 30, 2025, compared with 4.04% for the same period in 2024. The increase in the net interest margin was driven primarily by a decrease in deposit costs. Tangible book value per share increased to $877.13 at September 30, 2025, up 9.8% compared with $799.04 a year ago.

Balance Sheet

Total assets at quarter-end were $5.6 billion, up from $5.4 billion as of December 31, 2024. Total cash and cash equivalents were $172.6 million, a decrease of $40.0 million from December 31, 2024, and a decrease of $119.2 million compared to June 30, 2025, as management proactively moved excess cash into investment securities in anticipation of lower market rates in the future. Total loans and leases outstanding were $3.6 billion, a decrease of $67.6 million or 1.8% from December 31, 2024, and a decrease of $13.2 million or 0.4% from June 30, 2025. As of September 30, 2025, our total investment securities portfolio was $1.6 billion, an increase of $371.0 million from December 31, 2024, and an increase of $283.0 million from June 30, 2025, primarily due to purchases of $303.4 million during the quarter. As of September 30, 2025, the portfolio was comprised of $870.2 million in available-for-sale securities and $734.6 million in held-to-maturity securities. Total deposits increased $185.9 million to $4.9 billion compared to December 31, 2024, and increased $124.7 million or 2.6% from June 30, 2025. Our loan to deposit ratio was 74.16% as of September 30, 2025, down from 78.53% as of December 31, 2024, due to an increase in total deposits and a decrease in total loans and leases.

Exhibit 99
Credit Quality

The Company’s credit quality remained solid with only $1.0 million, or 0.03%, in non-accrual loans and leases as of September 30, 2025, and a negligible delinquency ratio of 0.03% of total loans and leases. Net charge-offs were $0.9 million or 0.03% of average loans and leases for the third quarter of 2025 and $1.6 million or 0.04% for the first nine months of 2025. The total allowance for credit losses on loans and leases as well as unfunded commitments was $78.8 million as of September 30, 2025, compared to $79.0 million as of June 30, 2025. The allowance for credit losses on loans and leases decreased by $0.2 million to $76.0 million, or 2.10%, as of September 30, 2025, compared with $76.2 million or 2.09% as of June 30, 2025. A provision for credit losses of $0.7 million was recorded during the third quarter of 2025 compared to no provision for credit losses during the third quarter of 2024. Provision for credit losses totaled $2.4 million for the first nine months of 2025 compared to no provision for credit losses in the first nine months of 2024.

Capital

The Company’s regulatory capital ratios continued to strengthen during the third quarter of 2025. The growth in capital was driven by net income of $23.7 million offset by stock repurchases of $2.5 million and dividends paid of $3.6 million. On August 13, 2025, the Company announced that it changed its dividend policy related to the frequency of cash dividend payments from semi-annually to quarterly. The first quarterly dividend was declared on August 12, 2025 and was paid on October 1, 2025. The Company repurchased 2,540 shares during the quarter, reducing total outstanding shares to 721,411. On August 14, 2025, the Company announced the authorization of an increase of $45.0 million to the existing share repurchase program along with an extension of the program through December 31, 2027. As of September 30, 2025, there remained $57.1 million authorized for repurchases under the board-approved repurchase plan. At September 30, 2025, the Company’s preliminary total risk-based capital ratio was 15.76% and the common equity tier 1 capital ratio was 14.28%, an increase from 15.36% and 13.88% as of June 30, 2025, respectively. At September 30, 2025, the Company’s preliminary tier 1 leverage capital ratio was 11.60%, an increase from 11.18% as of June 30, 2025, as a result of higher average assets. At September 30, 2025, all F&M Bank capital ratios exceeded the regulatory requirements to be classified as “well-capitalized.” At September 30, 2025, the tangible common equity ratio was 11.26%, up from 11.08% compared to June 30, 2025.

Exhibit 99
About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp trades on the OTCQX under the symbol FMCB, and is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.  Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 33 convenient locations. F&M Bank is financially strong, with $5.6 billion in assets, and is consistently recognized as one of the nation's safest banks by national bank rating firms. The Bank has maintained a 5-Star rating from BauerFinancial for 35 consecutive years, longer than any other commercial bank in the State of California.

Farmers & Merchants Bancorp has paid dividends for 90 consecutive years and has increased dividends for 60 consecutive years. As a result, Farmers & Merchants Bancorp is a member of a select group of only 55 publicly traded companies referred to as “Dividend Kings,” and is ranked 17th in that group based on consecutive years of dividend increases. A “Dividend King” is a stock with 50 or more consecutive years of dividend increase.

In July 2025, Farmers & Merchants Bancorp was named by Bank Director’s Magazine as the #3 best-performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2024. In July 2024, Farmers & Merchants Bancorp was named by Bank Director’s Magazine as the #2 best-performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2023. In July 2023, the Bank was named by Bank Director’s Magazine as the #1 best-performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2022.

In April 2024, F&M Bank was ranked 6th on Forbes Magazine’s list of "America’s Best Banks" in 2023. Forbes’ annual “America’s Best Banks” list looks at ten metrics measuring growth, credit quality, profitability, and capital for the 2023 calendar year, as well as stock performance in the 12 months through March 18, 2024.

In December 2023, F&M Bank was ranked 4th on S&P Global Market Intelligence's “Top 50 List of Best-Performing Community Banks” in the US with assets between $3.0 billion and $10.0 billion for 2023. S&P Global Market Intelligence ranks financial institutions based on several key factors including financial returns, growth, and balance sheet risk profile.

Exhibit 99
In October 2021, F&M Bank was named the “Best Community Bank in California” by Newsweek magazine. Newsweek’s ranking recognizes those financial institutions that best serve their customers’ needs in each state. This recognition speaks to the superior customer service the F&M Bank team members provide to its clients.

F&M Bank is the 19th largest bank lender to agriculture in the United States. F&M Bank operates in the mid-Central Valley of California, including Sacramento, San Joaquin, Solano, Stanislaus, and Merced counties and the east region of the San Francisco Bay Area, including Napa, Alameda and Contra Costa counties.

F&M Bank was inducted into the National Agriculture Science Center’s “Ag Hall of Fame” at the end of 2021 for providing resources, financial advice, guidance, and support to the agribusiness communities as well as to students in the next generation of agribusiness workforce. F&M Bank is dedicated to helping California remain the premier agricultural region in the world and will continue to work with the next generation of farmers, ranchers, and processors. F&M Bank remains committed to servicing the needs of agribusiness in California as has been the case since its founding over 109 years ago.

F&M Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their last Community Reinvestment Act (“CRA”) evaluation.

Exhibit 99
Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s financial performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements in this press release include, without limitation, statements regarding loan production levels and pricing, loan growth, the competitive environment, general economic conditions, including in the export market, and financial condition and competitive positioning. Forward-looking statements in this earnings release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from results expressed or implied by such forward-looking statements. Such risk factors include, among others: the effects of and changes in monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board and their effects on inflation risk; financial and regulatory policies of the United States government; political and economic uncertainty, including any decline in global, domestic or local economic conditions or the stability of credit and financial markets and the impact of tariffs; and other relevant risks  detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website. All such factors are difficult to predict and are beyond the Company's ability to control or predict. There also may be additional risks that the Company does not presently know, or that the Company currently believes to be immaterial, that could also cause actual results to differ materially and adversely from those contained in these forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances after the date of this press release or otherwise, except as may be required by applicable law.

For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.

Exhibit 99
FINANCIAL HIGHLIGHTS

	Three-Months Ended			Nine-Months Ended
(dollars in thousands, except share and per share data)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Earnings and Profitability:
Interest income	$70,592	$70,061	$68,635	$207,791	$205,107
Interest expense	15,175	16,193	16,642	45,365	50,620
Net interest income	55,417	53,868	51,993	162,426	154,487
Provision for credit losses	700	1,400	-	2,400	-
Non-interest income	6,867	5,519	6,280	17,407	16,122
Non-interest expense	28,948	26,651	27,755	81,108	78,698
Income before taxes	32,636	31,336	30,518	96,325	91,911
Income tax expense	8,918	8,281	8,397	26,543	25,300
Net income	$23,718	$23,055	$22,121	$69,782	$66,611

Basic earnings per common share	$34.24	$33.06	$29.96	$100.18	$89.91
Diluted earnings per common share	$33.92	$32.94	$29.96	$99.67	$89.91
Weighted Average Shares Outstanding - Basic	692,727	697,332	738,421	696,572	740,898
Weighted Average Shares Outstanding - Diluted	699,211	699,852	738,421	700,128	740,898
Common shares outstanding	721,411	725,367	737,995	721,411	737,995
Return on average assets	1.70%	1.65%	1.65%	1.68%	1.65%
Return on average equity	15.10%	15.09%	15.03%	15.28%	15.55%
Loan yield	6.05%	6.08%	6.13%	6.06%	6.11%
Cost of average total deposits	1.22%	1.31%	1.39%	1.24%	1.39%
Net interest margin - tax equivalent	4.16%	4.07%	4.07%	4.14%	4.04%
Effective tax rate	27.33%	26.43%	27.51%	27.56%	27.53%
Efficiency ratio	46.48%	44.88%	47.63%	45.10%	46.13%
Book value per common share (1)	$894.43	$852.72	$816.67	$894.43	$816.67
Tangible book value per common share (2)(b)	$877.13	$835.33	$799.04	$877.13	$799.04

Balance Sheet:
Total assets	$5,629,867	$5,478,773	$5,418,132	$5,629,867	$5,418,132
Cash and cash equivalents	172,567	291,752	293,250	172,567	293,250
of which held at Fed	102,120	178,999	198,637	102,120	198,637
Total investment securities	1,604,789	1,321,812	1,182,073	1,604,789	1,182,073
of which available-for-sale	870,161	572,951	401,563	870,161	401,563
of which held-to-maturity	734,628	748,861	780,510	734,628	780,510
Gross loans and leases	3,622,582	3,635,831	3,713,735	3,622,582	3,713,735
Allowance for credit losses - loans and leases	75,963	76,169	75,816	75,963	75,816
Total deposits	4,885,014	4,760,364	4,708,682	4,885,014	4,708,682
Subordinated debentures	10,310	10,310	10,310	10,310	10,310
Total shareholders' equity	$645,252	$618,532	$602,696	$645,252	$602,696

Loan-to-deposit ratio	74.16%	76.38%	78.87%	74.16%	78.87%
Percentage of checking deposits to total deposits	48.69%	49.23%	50.01%	48.69%	50.01%

Capital ratios (Bancorp) (a)
Common equity tier 1 capital to risk-weighted assets	14.28%	13.88%	13.47%	14.28%	13.47%
Tier 1 capital to risk-weighted assets	14.50%	14.10%	13.70%	14.50%	13.70%
Risk-based capital to risk-weighted assets	15.76%	15.36%	14.95%	15.76%	14.95%
Tier 1 leverage capital ratio	11.60%	11.18%	11.32%	11.60%	11.32%
Tangible common equity ratio (3)(b)	11.26%	11.08%	10.91%	11.26%	10.91%

(a) Capital information is preliminary for September 30, 2025
(b) Non-GAAP measurement

Non-GAAP measurement reconciliation:

(Dollars in thousands)	September 30, 2025	June 30, 2025	September 30, 2024

Shareholders' equity	$645,252	$618,532	$602,696
Less: Intangible assets	12,478	12,609	13,007
Tangible common equity	$632,774	$605,923	$589,689

Total assets	$5,629,867	$5,478,773	$5,418,132
Less: Intangible assets	12,478	12,609	13,007
Tangible assets	$5,617,389	$5,466,164	$5,405,125

Tangible common equity ratio (3)	11.26%	11.08%	10.91%

(1)   Total common equity divided by common shares outstanding
(2)   Tangible common equity divided by common shares outstanding
(3)   Tangible common equity divided by tangible assets